EXHIBIT 10.1

The Farmers Citizens Bank
P.O. Box 567
Farmers Citizens Bank	105 Washington Square
Bucyrus, Ohio 44820
Ph. 419-562-7040
Fax 419-562-8322

January 19, 2005

Jeff Wise
8345 Twp Rd 53
Mansfield, OH 44904

RE: Terms of Offer

Dear Jeff:

     We are pleased to offer you the position of Vice President/Chief Financial Officer of Farmers Citizens Bank and Treasurer of FC Banc Corp. The position provides a biweekly salary of $3,653.85, or $95,000, on an annual basis. You would also be a participant in the Officer and Employee Incentive Plan. We would also offer you a two year “Change of Control” agreement which would vest immediately upon your acceptance of the position. A copy of the agreement is enclosed for your review and execution.

     We are also pleased to offer you 2,500 stock options (subject to the terms of the “Stock Option Plan” with respect to vesting and rights) at the current price of $31.00 per share. It is our anticipation to continue to reward keep employees such as yourself in the future in a performance based Executive Compensation Plan which we will develop in the next 12 months.

     You would also be eligible for the employee benefits available immediately upon commencement of your employment (including 4 weeks vacation). A schedule of those benefits is included with this letter. Any questions regarding those benefits should be directed to Kriste Slagle at 419/562-7040, extension 239.

     I believe you will make a strong addition to our team and am excited about the opportunity to work with you again. This offer is, of course, subject to receiving all necessary regulatory approvals and favorable results from your drug screen and reference checks.

          If this offer is acceptable, please sign where indicated below and return.

Very truly yours,
/s/ Coleman J. Clougherty

Coleman J. Clougherty Chief Executive Officer

Agreed to and accepted this 25th day of January, 2005.

By:	/s/ Jeffrey A. Wise
Jeff Wise